Exhibit 10.22

Nuburu, Inc.

7442 Tucson Way, Suite 130

Centennial, CO 80112, USA

[DATE]

[NAME]

[ADDRESS]

[ADDRESS]

Dear [NAME]:

As you know, Nuburu, Inc., a Delaware corporation (“Nuburu”), entered into a Business Combination Agreement (the “Business Combination Agreement”), dated as of August 5, 2022, with Tailwind Acquisition Corp., a Delaware corporation (the “SPAC”), and Compass Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the SPAC (“Merger Sub”) (the transactions contemplated by the Business Combination Agreement, the “Business Combination”). This letter serves to confirm your agreement to serve as a member of the Board of Directors (the “Board”) of the SPAC upon consummation of the Business Combination, on the following terms and conditions (the SPAC, after such consummation being referred to as the “Company”):

1.

Position. Upon consummation of the Business Combination, you agree to serve as a member of the Board, subject to your appointment and any required stockholder approval in accordance with the Company’s amended and restated certificate of incorporation and amended and restated bylaws (the “Governing Documents”), until the earliest of (i) the due election and qualification of your successor or (ii) your resignation, removal or death. [It is anticipated that you will serve as an [independent] director on the Board [and as [COMMITTEE APPOINTMENT]].]

2.

Meetings. The Board’s meeting schedule is expected to include quarterly regular meetings, plus additional special meetings as called by the Board from time to time. Board meetings may be held in person at the Company’s offices or via telephone/video conference. We expect that your schedule would permit, absent unusual circumstances, you to attend all the meetings of the Board and any committees of which you are a member. Additionally, members of the Board may be periodically expected to attend training sessions to enhance their knowledge of relevant laws, corporate governance trends and company policies.

3.

Compensation. Your initial compensation for your service on the Board is as set forth on Schedule A; provided, however, that (i) your entitlement to any such compensation is subject to (A) the closing of the Business Combination and (B) your continued service as a Board member, and any policies adopted by the same, (ii) nothing in this letter agreement or any agreement granting you any equity-based awards should be construed to interfere with or otherwise restrict in any way the rights of the Company, the Board or the Company’s stockholders from removing you from, or failing to reelect you to, the Board or any committee in accordance with the provisions of applicable law and the Governing Documents, and (iii) the Company does not intend to afford you any rights as an employee, including without limitation, the right to employment or any other benefits.

Your compensation may be modified from time to time on the same basis as similarly situated Board members, which may include, without limitation, by any compensation policy or program that the Board may adopt from time to time for non-employee members of the Board.

4.

Business Expenses. Reasonable travel and other business expenses incurred by you in the performance of your duties to the Company will be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time.

5.

Indemnification. You will be indemnified to the fullest extent provided by the Company’s Governing Documents as in effect from time to time, subject to your execution of applicable undertakings, as provided by such Governing Documents. The Company will also provide you with director and officer liability insurance coverage to the extent provided to the directors of the Company generally. The Company will also enter into a contractual agreement with you relating to indemnification in the form furnished to you separately.

6.

Conflicts. In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company and exercising your fiduciary duties as required under Delaware law.

7.

Termination. This letter agreement shall automatically terminate and be of no further effect upon the earlier of (i) March 9, 2023 in the event that the Business Combination has not closed on or before such date or (ii) abandonment of the proposed Business Combination.

8.	Miscellaneous.
a)

This letter agreement is personal to the parties hereto, and accordingly, neither the letter agreement nor any right hereunder or interest herein may be assigned, transferred or charged by either party, without the express written consent of the other. Notwithstanding the foregoing, however, upon consummation of the Business Combination, this Agreement shall be deemed to have been assigned to the Company.

b)

This letter agreement (including the documents referenced herein) constitutes the complete, final and exclusive entire agreement between you and the Company with respect to the terms and conditions of your membership on the Board and it supersedes any other agreement or promises made to you by anyone whether oral or written. This letter agreement will be construed and interpreted in accordance with the laws of the State of Delaware.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the Company.

NUBURU, INC.

By:
Name: Mark Zediker
Title: Founder and CEO

I have read and accept this letter agreement.

By:

Name:

Date:

Tailwind Acquisition Corp. hereby agrees to the assignment of this letter agreement set forth above to it upon consummation of the Business Combination as described therein and undertakes upon such assignment to comply with the terms thereof.

TAILWIND ACQUISITION CORP.

By:
Name:
Title:

Schedule A

Cash compensation: $[50,000] / [100,000] per annum, payable quarterly in arrears (on a prorated basis, as applicable, with respect to Board services rendered during the applicable quarter) no later than 30 days following the end of the applicable quarter.

Equity compensation: It will be recommended that the Board approve that following the effectiveness of a Registration Statement on Form S-8 registering shares of common stock to be issued pursuant to the Company’s equity incentive plan you be granted a one-time award of restricted stock units covering 25,000 shares of common stock of the Company, which will be scheduled to vest on a quarterly basis in equal installments over a two-year period commencing at the closing of the Business Combination subject to continued status as a service provider through the applicable vesting dates and such other terms and conditions as set forth in a new equity incentive plan and award agreement thereunder, that will be adopted by the Company subject to the consummation of the Business Combination.